 Exhibit 99.3
Explanatory Note
"Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" set forth in this Exhibit 99.3 has been recast from the "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations" included in Part 2 of the Company’s Annual Report on Form 10-K for the year ended October 29, 2017 as filed with the U.S. Securities and Exchange Commission on December 18, 2017 to reflect changes to NCI’s reportable business segments and to retrospectively apply the adoption of the Financial Accounting Standards Board Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, which the Company adopted in the first quarter of fiscal 2018.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
OVERVIEW
We are one of North America’s largest integrated manufacturers and marketers of metal products for the nonresidential construction industry. We provide metal coil coating services and design, engineer, manufacture and market metal components and engineered building systems primarily for nonresidential construction use. We manufacture and distribute extensive lines of metal products for the nonresidential construction market under multiple brand names through a nationwide network of plants and distribution centers. We sell our products for both new construction and repair and retrofit applications.
Metal components offer builders, designers, architects and end-users several advantages, including lower long-term costs, longer life, attractive aesthetics and design flexibility. Similarly, engineered building systems offer a number of advantages over traditional construction alternatives, including shorter construction time, more efficient use of materials, lower construction costs, greater ease of expansion and lower maintenance costs.
We use a 52/53 week year with our fiscal year end on the Sunday closest to October 31.
We assess performance across our operating segments by analyzing and evaluating, among other indicators, gross profit, operating income and whether or not each segment has achieved its projected sales goals. In assessing our overall financial performance, we regard return on adjusted operating assets, as well as growth in earnings, as key indicators of shareholder value.
Fiscal 2017 Overview
Our fiscal 2017 financial performance showed year-over-year improvement in revenue, net income and Adjusted EBITDA, while gross margins declined over the same period. This improved financial performance was achieved despite challenging market conditions, including a series of disruptive hurricanes during the fourth quarter. The lower gross margins were the result of lower volumes in the Engineered Building Systems segment, uneven production flow and increased transportation costs, largely related to hurricane disruptions. We continue to focus on growing and integrating IMP products into our building and components businesses. We realized the benefits of focused and integrated execution across our commercial, manufacturing, and supply chain activities, and our investments to improve our manufacturing productivity and overall cost efficiency. We also maintained commercial pricing discipline in an environment of volatile steel prices.
Consolidated revenues increased by approximately 5.1% from the prior fiscal year. The year-over-year improvement was primarily driven by commercial discipline in the pass-through of higher costs in a rising steel price environment predominantly in the Engineered Building Systems and Metal Components segments, despite lower tonnage volumes.
Consolidated gross margin in fiscal 2017 decreased by 190 basis points from the prior fiscal year to 23.5%. Lower margins in the current period were driven primarily by lower tonnage volumes in our Engineered Building Systems segment, leading to lower manufacturing cost leverage, offset by favorable product mix, particularly in IMP products. Engineering, selling, general and administrative expenses as a percentage of revenues decreased by 140 basis points to 16.6% compared to the prior fiscal year, as we executed on our strategic initiatives.
Net income increased by $3.7 million to $54.7 million for fiscal 2017, compared to $51.0 million in the prior year. Diluted earnings per share was $0.77, while adjusted net income per diluted common share was $0.80. Adjusted EBITDA increased to $167.5 million, representing an approximately 0.8% increase over the prior year. Net income was impacted by certain special items including a $6.0 million ($3.7 million after tax) impairment of goodwill associated with a reporting unit within the Metal Coil Coating segment, offset by a $9.7 million ($5.9 million) gain on insurance recovery.
Due to the strong operating cash flow and focused management of our working capital, we made voluntary prepayments on our existing term loan facility of approximately $10.0 million and we used $43.6 million to repurchase shares of our Common Stock in fiscal 2017. Our net debt leverage ratio (net debt/EBITDA) at the end of the fourth quarter was 2.0x, consistent with prior year.

Overall, we delivered net income, Adjusted EBITDA, diluted earnings per share and adjusted diluted earnings per share in fiscal 2017 that exceeded the prior year’s results. We remain focused on increasing our operating leverage and manufacturing efficiency by continuing to pursue our cost and efficiency initiatives. Our objective is to continue to execute on our strategic initiatives in order to increase market penetration and deliver top-line growth above nonresidential market growth during fiscal 2018 in both our legacy businesses and our IMP products through our multiple sales channels.
Industry Conditions
Our sales and earnings are subject to both seasonal and cyclical trends and are influenced by general economic conditions, interest rates, the price of steel relative to other building materials, the level of nonresidential construction activity, roof repair and retrofit demand and the availability and cost of financing for construction projects. Our sales normally are lower in the first half of each fiscal year compared to the second half because of unfavorable weather conditions for construction and typical business planning cycles affecting construction.
The nonresidential construction industry is highly sensitive to national and regional macroeconomic conditions. Following a significant downturn in 2008 and 2009, the current recovery of low-rise construction has been uneven and slow. The annual volume of new construction starts remains below previous cyclical trough levels of activity from the last 50 years. However, we believe that the economy is recovering and that the nonresidential construction industry will return to mid-cycle levels of activity over the next several years.
The graph below shows the annual nonresidential new construction starts, measured in square feet, since 1968 as compiled and reported by Dodge:
Current market estimates continue to show uneven activity across the nonresidential construction markets. According to Dodge, low-rise nonresidential construction starts, as measured in square feet and comprising buildings of up to five stories, were down as much as approximately 2% in our fiscal 2017 as compared to our fiscal 2016. However, Dodge typically revises initial reported figures, and we expect this metric will be revised upwards over time. Leading indicators for low-rise, nonresidential construction activity indicate positive momentum into fiscal 2018.
The leading indicators that we follow and that typically have the most meaningful correlation to nonresidential low-rise construction starts are the American Institute of Architects’ (“AIA”) Architecture Mixed Use Index, Dodge Residential single family starts and the Conference Board Leading Economic Index (“LEI”). Historically, there has been a very high correlation to the Dodge low-rise nonresidential starts when the three leading indicators are combined and then seasonally adjusted. The combined forward projection of these metrics, based on a 9 to 14-month historical lag for each metric, indicates low single digit growth for low-rise new construction starts in fiscal 2018.
We normally do not maintain an inventory of steel in excess of our current production requirements. However, from time to time, we may purchase steel in advance of announced steel price increases. We can give no assurance that steel will be readily available or that prices will not continue to be volatile. While most of our sales contracts have escalation clauses that allow us, under certain circumstances, to pass along all or a portion of increases in the price of steel after the date of the contract but prior to delivery, for competitive or other reasons we may not be able to pass such price increases along. If the available supply of steel declines, we could experience price increases that we are not able to pass on to the end users, a deterioration of service from our suppliers or interruptions or delays that may cause us not to meet delivery schedules to our customers. Any of these problems could adversely affect our results of operations and financial condition. For additional discussion, please see “Item 7A. Quantitative and Qualitative Disclosures About Market Risk — Steel Prices.”

RESULTS OF OPERATIONS
The following table presents, as a percentage of sales, certain selected consolidated financial data for the periods indicated:

	Fiscal year ended
	October 29, 2017	October 30, 2016	November 1, 2015
Sales	100.0%	100.0%	100.0%
Cost of sales	76.5	74.7	76.0
Loss (gain) on sale of assets and asset recovery	—	(0.1)	—
Fair value adjustment of acquired inventory	—	—	0.2
Gross profit	23.5	25.4	23.8
Engineering, selling, general and administrative expenses	16.6	18.0	18.3
Intangible asset amortization	0.5	0.6	1.1
Goodwill impairment	0.3	—	—
Strategic development and acquisition related costs	0.1	0.2	0.3
Restructuring and impairment charges	0.3	0.3	0.7
Gain on insurance recovery	(0.6)	—	—
Gain on legal settlements	—	—	(0.2)
Income from operations	6.0	6.5	3.6
Interest income	—	—	—
Interest expense	(1.6)	(1.8)	(1.8)
Foreign exchange gain (loss)	—	(0.1)	(0.1)
Gain from bargain purchase	—	0.1	—
Other income, net	0.1	—	—
Income before income taxes	4.7	4.7	1.7
Provision for income taxes	1.6	1.7	0.6
Net income	3.1%	3.0%	1.1%

SUPPLEMENTARY OPERATING SEGMENT INFORMATION
Operating segments are defined as components of an enterprise that engage in business activities and by which discrete financial information is available that is evaluated on a regular basis by the chief operating decision maker to make decisions about how to allocate resources to the segment and assess the performance of the segment. We have four operating segments: (i) Engineered Building Systems; (ii) Metal Components; (iii) Insulated Metal Panels; and (iv) Metal Coil Coating. All operating segments operate primarily in the nonresidential construction market. Sales and earnings are influenced by general economic conditions, the level of nonresidential construction activity, metal roof repair and retrofit demand and the availability and terms of financing available for construction. Our operating segments are vertically integrated and benefit from using similar basic raw materials. The Metal Coil Coating segment consists of cleaning, treating, painting and slitting continuous steel coils before the steel is fabricated for use by construction and industrial users. The Metal Components segment products include metal roof and wall panels, doors, metal partitions, metal trim, and other related accessories. The Insulated Metal Panels segment produces panels consisting of rigid foam encased between two sheets of coated metal in a variety of modules, lengths and reveal combinations which are used in architectural, commercial, industrial and cold storage market applications. The Engineered Building Systems segment manufactures custom designed and engineered products such as structural frames, Long-Bay® Systems, metal roofing and wall systems, and the related value-added engineering and drafting, to provide customers a complete building envelope solution. The operating segments follow the same accounting policies used for our consolidated financial statements.
We evaluate a segment’s performance based primarily upon operating income before corporate expenses. Intersegment sales are recorded based on standard material costs plus a standard markup to cover labor and overhead and consist of: (i) structural framing provided by the Engineered Building Systems segment to the Metal Components segment; (ii) building components provided by the Metal Components and Insulated Metal Panels segment to the Engineered Building Systems segment; and (iii) hot-rolled, light gauge painted and slit material and other services provided by the Metal Coil Coating segment to the Engineered Building Systems, Metal Components and Insulated Metal Panels segments.
Corporate assets consist primarily of cash and investments but also include deferred taxes and property, plant and equipment associated with our headquarters in Houston, Texas. These items (and income and expenses related to these items) are not allocated to the operating segments. Corporate unallocated expenses include share-based compensation expenses, and executive, legal, finance, tax, treasury, human resources, information technology, purchasing, marketing and corporate travel expenses. Additional unallocated amounts primarily include interest income, interest expense and other income (expense). See Note 20 — Operating Segments in the notes to the consolidated financial statements for more information on our segments.

The following table represents total sales, external sales and operating income (loss) attributable to these operating segments for the periods indicated (in thousands, except percentages):

	2017	%	2016	%	2015	%
Total sales:
Engineered Building Systems	$693,980	39.2	$672,235	39.9	$667,166	42.7
Metal Components	636,661	36.0	586,690	34.8	534,192	34.1
Insulated Metal Panels	441,404	24.9	396,327	23.5	348,164	22.3
Metal Coil Coating	368,880	20.8	346,348	20.6	313,213	20.0
Intersegment sales	(370,647)	(20.9)	(316,672)	(18.8)	(299,042)	(19.1)
Total net sales	$1,770,278	100.0	$1,684,928	100.0	$1,563,693	100.0
External sales:
Engineered Building Systems	$659,863	37.3	$652,471	38.7	$647,881	41.4
Metal Components	544,669	30.8	495,020	29.4	450,555	28.8
Insulated Metal Panels	372,304	21.0	347,771	20.6	300,195	19.2
Metal Coil Coating	193,442	10.9	189,666	11.3	165,062	10.6
Total net sales	$1,770,278	100.0	$1,684,928	100.0	$1,563,693	100.0
Operating income (loss):
Engineered Building Systems	$41,388		$62,046		$51,410
Metal Components	78,768		70,742		42,999
Insulated Metal Panels	47,932		24,620		3,319
Metal Coil Coating	21,459		32,422		23,303
Corporate	(79,767)		(81,051)		(64,200)
Total operating income	$109,780		$108,779		$56,831
Unallocated other expense	(26,642)		(29,815)		(30,041)
Income before income taxes	$83,138		$78,964		$26,790

RESULTS OF OPERATIONS FOR FISCAL 2017 COMPARED TO FISCAL 2016
Consolidated sales increased by 5.1%, or $85.4 million for fiscal 2017, compared to fiscal 2016. The increase was driven by continued commercial discipline in the pass-through of higher costs in a rising steel price environment predominantly in the Engineered Building Systems and Metal Components segments despite overall tonnage volumes being lower year over year.
Consolidated cost of sales increased by 7.6%, or $95.4 million for fiscal 2017, compared to fiscal 2016. This increase was the result of rising raw materials costs during fiscal 2017 as compared to declining materials costs in fiscal 2016.
Gross margin was 23.5% for fiscal 2017 compared to 25.4% for fiscal 2016. The decrease in gross margin was primarily a result of lower volumes in the Engineered Building Systems segment, uneven production flow and increased transportation costs.
Engineered Building Systems sales increased 3.2%, or $21.7 million to $694.0 million in fiscal 2017, compared to $672.2 million in fiscal 2016. The increase in sales is a result of commercial discipline, partially offset by lower volumes in the fourth quarter of fiscal 2017, primarily driven by hurricane related disruptions. Sales to third parties for fiscal 2017 increased $7.4 million to $659.9 million from $652.5 million in the prior fiscal year.
Operating income of the Engineered Building Systems segment decreased to $41.4 million in fiscal 2017 compared to $62.0 million in the prior fiscal year. The $20.7 million decrease resulted from rapidly rising steel costs during the current year as compared to the prior fiscal year, combined with the disruptive impact of hurricanes during the fourth quarter of fiscal 2017.
Metal Components sales increased 8.5%, or $50.0 million to $636.7 million in fiscal 2017, compared to $586.7 million in fiscal 2016. The increase in sales was primarily driven by higher external volumes and the execution of commercial discipline. Sales to third parties for fiscal 2017 increased $49.6 million to $544.7 million from $495.0 million in the prior fiscal year.
Operating income of the Metal Components segment increased to $78.8 million in fiscal 2017, compared to $70.7 million in the prior fiscal year. The $8.0 million increase was driven by the increased sales discussed in the immediately preceding paragraph.
Insulated Metal Panels sales increased 11.4% , or $45.1 million to $441.4 million in fiscal 2017, compared to $396.3 million in fiscal 2016. The increase in sales was primarily driven by commercial discipline and improved product mix.
Operating income of the Insulated Metal Panels segment increased to $47.9 million in fiscal 2017, compared to $24.6 million in the prior fiscal year. The $23.3 million increase was driven predominantly due to a higher mix of higher margin architectural products.
Metal Coil Coating sales increased by 6.5%, or $22.5 million to $368.9 million in fiscal 2017, compared to $346.3 million in the prior year. The increase in sales was primarily the result of pass through of higher steel prices through its coil package products. Metal Coil Coating third party sales increased $3.8 million to $193.4 million from $189.7 million in the prior fiscal year and accounted for 10.9% of total consolidated third party sales for fiscal 2017.
Operating income of the Metal Coil Coating segment decreased to $21.5 million in fiscal 2017, compared to $32.4 million in the prior fiscal year. The $11.0 million decrease was driven by lower manufacturing efficiency due to lower volumes and higher material costs in fiscal 2017.
Consolidated engineering, selling, general and administrative expenses decreased to $293.1 million in fiscal 2017, compared to $302.6 million in the prior fiscal year. As a percentage of sales, engineering, selling, general and administrative expenses were 16.6% for fiscal 2017 as compared to 18.0% for fiscal 2016. The $9.4 million decrease in expenses was primarily due to the cost reductions resulting from execution of strategic initiatives.
Consolidated intangible asset amortization remained consistent at $9.6 million during fiscal 2017 and fiscal 2016.
Goodwill impairment for fiscal 2017 of $6.0 million was related to the coil coating operations of CENTRIA within our Metal Coil Coating segment.
Consolidated strategic development and acquisition related costs decreased to $2.0 million during fiscal 2017, compared to $2.7 million in the prior fiscal year. These non-operational costs include external legal, financial and due diligence costs incurred to deliver on our strategic initiatives.
Consolidated restructuring charges for fiscal 2017 were $5.3 million. These charges relate to our efforts to streamline our management, engineering and drafting and manufacturing structures as well as to optimize our manufacturing footprint. We incurred severance-related charges associated with these activities, including in connection with the closure of three facilities, included in our Engineered Building Systems segment, Metal Components segment, and Insulated Metal Panels segment in fiscal 2017.
Consolidated interest expense decreased to $28.9 million for fiscal 2017, compared to $31.0 million for fiscal 2016. The decrease is primarily a result of voluntary principal prepayments the Company made on its Term Loan during fiscal 2017 and 2016.

Consolidated foreign exchange gain (loss) was a gain of $0.5 million for fiscal 2017, compared to a loss of $1.4 million for the prior year primarily due to the fluctuations in the exchange rate between the Canadian dollar and U.S. dollar in the current period.
Consolidated provision for income taxes was $28.4 million for fiscal 2017, compared to $27.9 million for the prior fiscal year, primarily as a result of higher pre-tax income in fiscal 2017. The effective tax rate for fiscal 2017 was 34.2% compared to 35.4% for fiscal 2016.
Diluted income per common share improved to $0.77 per diluted common share for fiscal 2017, compared to $0.70 per diluted common share for fiscal 2016. The improvement in diluted income per common share was primarily due to the $3.8 million increase in net income applicable to common shares resulting from the factors described above in this section and share repurchases executed during fiscal 2017.
RESULTS OF OPERATIONS FOR FISCAL 2016 COMPARED TO FISCAL 2015
Consolidated sales increased by 7.8%, or $121.2 million for fiscal 2016, compared to fiscal 2015. The increase was driven by higher tonnage volumes in all of our segments, especially in our metal components and metal coil coating segments. Additionally, CENTRIA was included in the full current period and contributed an incremental $51.2 million of external sales during fiscal 2016. These increases were partially offset by the impact of lower steel prices during fiscal 2016 as compared to fiscal 2015.
Consolidated cost of sales, excluding the gain on sale of assets and asset recovery and the fair value adjustment of acquired inventory, increased by 5.9%, or $69.7 million for fiscal 2016, compared to fiscal 2015. This increase was the result of the increase in consolidated sales, partially offset by lower materials cost driven in part by the impact of lower steel prices during fiscal 2016 as compared to fiscal 2015.
Fair value adjustment of acquired inventory for fiscal 2015 was $2.4 million associated with the CENTRIA acquisition completed on January 15, 2015. There was no corresponding amount recorded during fiscal 2016.
Gross margin, including the gain on sale of assets and asset recovery and the fair value adjustment of acquired inventory was 25.4% for fiscal 2016 compared to 23.8% for fiscal 2015. The increase in gross margin was primarily a result of commercial discipline in all operating segments, lower materials cost, more favorable product mix and the inclusion of CENTRIA in the full current period. Additionally, we recognized a $1.6 million gain (recovery) on the sale of certain idled facilities in our Engineered Building Systems segment in fiscal 2016.
Engineered Building Systems sales increased 0.8%, or $5.1 million to $672.2 million in fiscal 2016, compared to $667.2 million in fiscal 2015. The increase in sales is a result of higher tonnage volume and commercial discipline, partially offset by the pass-through effect of lower steel prices. Sales to third parties for fiscal 2016 increased $4.6 million to $652.5 million from $647.9 million in the prior fiscal year.
Operating income of the Engineered Building Systems segment increased to $62.0 million in fiscal 2016 compared to $51.4 million in the prior fiscal year. The $10.6 million increase resulted from improvements in commercial discipline, supply chain management and manufacturing efficiencies. We also recognized a $1.6 million gain (recovery) on the sale of certain idled facilities in fiscal 2016.
Metal Components sales increased 9.8%, or $52.5 million to $586.7 million in fiscal 2016, compared to $534.2 million in fiscal 2015. The increase was primarily driven by higher tonnage volume due to increased demand for our single skin roof and wall panel products. Sales to third parties for fiscal 2016 increased $44.5 million to $495.0 million from $450.6 million in the prior fiscal year.
Operating income of the Metal Components segment increased to $70.7 million in fiscal 2016, compared to $43.0 million in the prior fiscal year. The $27.7 million increase was driven by the increased sales discussed in the immediately preceding paragraph.
Insulated Metal Panels sales increased by 13.8%, or $48.2 million to $396.3 million in fiscal 2016, compared to $348.2 million in fiscal 2015. The increase was driven primarily by the inclusion of CENTRIA’s Architectural Services in the full current period, which contributed an incremental $32.7 million of external sales during fiscal 2016.
Operating income of the Insulated Metal Panels segment increased to $24.6 million in fiscal 2016, compared to $3.3 million in the prior fiscal year. The $21.3 million increase was driven by increased demand for our cold storage products and the inclusion of CENTRIA’s Architectural Services (or CAS) in the full current period.
Metal Coil Coating sales increased by 10.6%, or $33.1 million to $346.3 million in fiscal 2016, compared to $313.2 million in the same period in the prior year. The increase in sales was primarily the result of higher tonnage volume. Lower steel prices generally have an unfavorable impact on our coating business, primarily in our package sales that are more sensitive to the price of steel. Package sales include both the toll processing services and the sale of the steel coil, while toll processing services include only the toll processing service performed on the steel coil already in the customer’s ownership. In addition, the increase was also driven by the inclusion of CENTRIA’s coil coating division, which contributed an incremental $18.5 million of external sales during fiscal 2016. Metal Coil Coating third party sales increased $24.6 million to $189.7 million from $165.1 million in the prior fiscal year and accounted for 11.3% of total consolidated third party sales for fiscal 2016.
Operating income of the Metal Coil Coating segment increased to $32.4 million in fiscal 2016, compared to $23.3 million in the prior fiscal year. The $9.1 million increase was driven by the increase in sales discussed above and lower materials cost in fiscal 2016. In addition, the increase was also driven by the inclusion of CENTRIA’s coil coating division.
Consolidated engineering, selling, general and administrative expenses increased to $302.6 million in fiscal 2016, compared to $286.8 million in the same period in the prior year. As a percentage of sales, engineering, selling, general and administrative expenses were 18.0% for fiscal 2016 as compared to 18.3% for fiscal 2015. The $15.7 million increase in expenses was primarily due to the higher tonnage volume and to higher incentive compensation costs from overall improvement in operating results in the current period, partially offset by cost reductions resulting from execution of strategic initiatives. The increase was also partially due to the inclusion of CENTRIA in the full current period, which contributed an incremental $5.6 million of selling and general and administrative expenses in fiscal 2016.
Consolidated intangible asset amortization decreased to $9.6 million during fiscal 2016, compared to $16.9 million in fiscal 2015. The prior fiscal year amount included short-lived intangible assets from the CENTRIA Acquisition that were fully amortized in fiscal 2015.
Consolidated strategic development and acquisition related costs decreased to $2.7 million during fiscal 2016, compared to $4.2 million in the prior fiscal year. These non-operational costs are related to acquisition-related activities that support our future growth targets and performance goals and generally include external legal, financial and due diligence costs incurred to pursue specific acquisition targets or costs directly associated with integrating previous acquisitions. These costs also included $0.7 million in expenses we incurred in connection with the 2016 Secondary Offering and 2016 Stock Repurchase.
Consolidated restructuring and impairment charges for fiscal 2016 were $4.3 million. These charges relate to our efforts to streamline our management, engineering and drafting and manufacturing structures as well as to optimize our manufacturing footprint. We incurred severance-related charges associated with these activities, including in connection with the closure of two facilities in our metal components segment in fiscal 2016. Restructuring and impairment charges in fiscal 2015 of $11.3 million were associated with the closing of a facility in Caryville, Tennessee, severance costs of $3.9 million associated with the streamlining of our commercial and manufacturing cost structure and asset impairment charges of $5.8 million incurred during the fourth quarter of 2015.
Consolidated gain on legal settlements for fiscal 2015 was $3.8 million and consisted of proceeds received from the settlement of certain legal cases where the Company was the plaintiff. There was no corresponding amount recorded for fiscal 2016.
Consolidated interest expense increased to $31.0 million for fiscal 2016, compared to $28.5 million for fiscal 2015. This increase is attributable to the inclusion of a full fiscal year of interest expense associated with the $250.0 million in aggregate principal amount of 8.25% senior notes due 2023 issued in connection with the CENTRIA Acquisition in fiscal 2015.
Consolidated foreign exchange loss decreased to $1.4 million for fiscal 2016, compared to $2.2 million for the same period of the prior year primarily due to the fluctuations in the exchange rate between the Canadian dollar and U.S. dollar in the current period.
Consolidated provision for income taxes was $27.9 million for fiscal 2016, compared to $9.0 million for the prior fiscal year, primarily as a result of higher pre-tax income in fiscal 2016. The effective tax rate for fiscal 2016 was 35.4% compared to 33.5% for fiscal 2015.
Diluted income per common share improved to $0.70 per diluted common share for fiscal 2016, compared to $0.24 per diluted common share for fiscal 2015. The improvement in diluted income per common share was primarily due to the $33.0 million increase in net income applicable to common shares resulting from the factors described above in this section.

LIQUIDITY AND CAPITAL RESOURCES
General
Our cash and cash equivalents increased from $65.4 million to $65.7 million during fiscal 2017. The following table summarizes our consolidated cash flows for fiscal 2017 and fiscal 2016 (in thousands):

	Fiscal Year Ended
	October 29, 2017	October 30, 2016
Net cash provided by operating activities	$63,874	$68,479
Net cash used in investing activities	(10,284)	(9,950)
Net cash used in financing activities	(53,529)	(92,463)
Effect of exchange rate changes on cash and cash equivalents	194	(325)
Net increase (decrease) in cash and cash equivalents	255	(34,259)
Cash and cash equivalents at beginning of period	65,403	99,662
Cash and cash equivalents at end of period	$65,658	$65,403
Operating Activities
Our business is both seasonal and cyclical and cash flows from operating activities may fluctuate during the year and from year to year due to economic conditions. We generally rely on cash as well as short-term borrowings, when needed, to meet cyclical and seasonal increases in working capital needs. These needs generally rise during periods of increased economic activity or increasing raw material prices due to higher levels of inventory and accounts receivable. During economic slowdowns, or periods of decreasing raw material costs, working capital needs generally decrease as a result of the reduction of inventories and accounts receivable.
Net cash provided by operating activities was $63.9 million during fiscal 2017 compared to $68.5 million during fiscal 2016. The change was driven by increased in earnings in the current fiscal year as compared to the prior fiscal year, offset by net cash used for working capital as described below.
Net cash provided by accounts payable was $4.9 million for the fiscal year ended October 29, 2017, whereas net cash used in accounts payable was $1.6 million for the fiscal year ended October 30, 2016. Our vendor payments can fluctuate significantly based on the timing of disbursements, inventory purchases and vendor payment terms. Our trailing 90-days payable outstanding (“DPO”) at October 29, 2017 was 32.5 days compared to 34.0 days at October 30, 2016.
The change in cash relating to inventory was $17.6 million and resulted primarily from higher inventory purchases to support higher sales, and the movement in steel prices during the current fiscal year as compared to the prior fiscal year. Our trailing 90-days inventory on-hand (“DIO”) was 51.5 days at October 29, 2017 as compared to 47.7 days at October 30, 2016.
Net cash used in accounts receivable was $19.6 million for the fiscal year ended October 29, 2017, whereas net cash used in accounts receivable was $18.1 million for the fiscal year ended October 30, 2016. The increase in accounts receivable as of October 29, 2017 as compared to the prior fiscal year was primarily the result of strong revenue growth during the current period. Our trailing 90-days sales outstanding (“DSO”) was approximately 35.1 days at October 29, 2017 as compared to 33.6 days at October 30, 2016.
Investing Activities
Cash used in investing activities of $10.3 million during fiscal 2017 was consistent with $10.0 million used in the prior fiscal year. The cash used in investing activities in fiscal 2017 included $22.1 million for capital expenditures. These were partially offset by $8.6 million in cash proceeds from insurance for an involuntary loss on conversion of a facility in our Metal Components segment and $3.2 million in cash received for the sale of assets that had been classified as held for sale in our Engineered Building Systems and Metal Components segments. In fiscal 2016, the $10.0 million included $2.1 million for the final payment of the post-close working capital adjustment related to the CENTRIA Acquisition, and $2.2 million for the acquisition of the Hamilton operations.
Financing Activities
Cash used in financing activities was $53.5 million in fiscal 2017 and cash used in financing activities was $92.5 million in the prior fiscal year. During fiscal 2017, we used $43.6 million primarily to repurchase shares of our Common Stock under our authorized stock repurchase programs and $10.2 million to make voluntary principal prepayments on borrowings under our Credit Agreement. We received $1.7 million in cash proceeds from exercises of stock options.

The $92.8 million used in financing activities during fiscal 2016 was primarily attributable to $62.9 million to repurchase shares of our Common Stock under our authorized stock repurchase programs (including $45.0 million for the 2016 Stock Repurchase from the CD&R Funds), and voluntary prepayments of approximately $40.0 million made on our Credit Agreement. In 2016 we received $12.6 million in cash proceeds from exercises of stock options.
We invest our excess cash in various overnight investments which are issued or guaranteed by the federal government.
Equity Investment
On August 14, 2009, the Company entered into an Investment Agreement (as amended, the “Investment Agreement”), by and between the Company and Clayton, Dubilier & Rice Fund VIII L.P. (“CD&R Fund VIII”). In connection with the Investment Agreement and the Stockholders Agreement dated October 20, 2009 (the “Stockholders Agreement”), the CD&R Fund VIII and the Clayton, Dubilier & Rice Friends & Family Fund VIII, L.P. (collectively, the “CD&R Funds”) purchased convertible preferred stock, which was later converted to shares of our Common Stock on May 14, 2013.
On January 15, 2014, the CD&R Funds completed a registered underwritten offering, in which the CD&R Funds offered 8.5 million shares of Common Stock at a price to the public of $18.00 per share (the “2014 Secondary Offering”). The underwriters also exercised their option to purchase 1.275 million additional shares of Common Stock. The aggregate offering price for the 9.775 million shares sold in the 2014 Secondary Offering was approximately $167.6 million, net of underwriting discounts and commissions. The CD&R Funds received all of the proceeds from the 2014 Secondary Offering and no shares in the 2014 Secondary Offering were sold by NCI or any of its officers or directors (although certain of our directors are affiliated with the CD&R Funds).
On January 6, 2014, the Company entered into an agreement with the CD&R Funds to repurchase 1.15 million shares of its Common Stock at the price per share equal to the price per share paid by the underwriters to the CD&R Funds in the underwritten offering (the “2014 Stock Repurchase”). The 2014 Stock Repurchase, which was completed at the same time as the 2014 Secondary Offering, represented a private, non-underwritten transaction between NCI and the CD&R Funds that was approved and recommended by the Affiliate Transactions Committee of our board of directors. Following completion of the 2014 Stock Repurchase, NCI canceled the shares repurchased from the CD&R Funds, resulting in a $19.7 million decrease in both additional paid-in capital and treasury stock during the fiscal year ended November 2, 2014.
On July 25, 2016, the CD&R Funds completed a registered underwritten offering, in which the CD&R Funds offered 9.0 million shares of our Common Stock at a price to the public of $16.15 per share (the “2016 Secondary Offering”). The underwriters also exercised their option to purchase 1.35 million additional shares of our Common Stock from the CD&R Funds. The aggregate offering price for the 10.35 million shares sold in the 2016 Secondary Offering was approximately $160.1 million, net of underwriting discounts and commissions. The CD&R Funds received all of the proceeds from the 2016 Secondary Offering and no shares in the 2016 Secondary Offering were sold by the Company or any of its officers or directors (although certain of our directors are affiliated with the CD&R Funds). In connection with the 2016 Secondary Offering and 2016 Stock Repurchase (as defined below), we incurred approximately $0.7 million in expenses, which were included in engineering, selling, general and administrative expenses in the consolidated statements of operations for the fiscal year ended October 29, 2017.
On July 18, 2016, the Company entered into an agreement with the CD&R Funds to repurchase approximately 2.9 million shares of our Common Stock at the price per share equal to the price per share paid by the underwriters to the CD&R Funds in the underwritten offering (the “2016 Stock Repurchase”). The 2016 Stock Repurchase, which was completed concurrently with the 2016 Secondary Offering, represented a private, non-underwritten transaction between the Company and the CD&R Funds that was approved and recommended by the Affiliate Transactions Committee of our board of directors. See Note 18 — Stock Repurchase Program.
At October 29, 2017 and October 30, 2016, the CD&R Funds owned approximately 43.8% and 42.3%, respectively, of the outstanding shares of our Common Stock.
As a result of the 2016 Secondary Offering and 2016 Stock Repurchase discussed above, and the resulting decrease in the CD&R Funds’ ownership percentage, the Company no longer qualifies as a controlled company within the meaning of the New York Stock Exchange (“NYSE”). Consequently, under the NYSE corporate governance rules, we are required to (i) have a majority of independent directors on our board of directors within one year of the date we no longer qualified as a controlled company, (ii) appoint a majority of independent directors to each of the compensation and nominating and corporate governance committees within 90 days of the date we no longer qualified as a controlled company, which we did in October 2016, and such committees be composed entirely of independent directors within one year of such date, and (iii) have an annual performance evaluation of the nominating and corporate governance and compensation committees.
In addition, pursuant to Section 3.1(b)(i) of the Stockholders Agreement, by and between the Company and the CD&R Funds, the CD&R Funds currently have the right to nominate a number of directors to the Company’s board in proportion to its voting interest, rounded to the nearest whole number. Prior to the 2016 Secondary Offering and 2016 Stock Repurchase, the CD&R Funds’ approximate 58.4% interest permitted the CD&R Funds to nominate for election 6 of the 11 directors on the Company’s board. As a result of the decrease in CD&R Funds’ ownership percentage to approximately 43.8%, the CD&R Funds are currently permitted to nominate for election 5 of the 11 directors on the Company’s board.
Debt
8.25% Senior Notes Due January 2023. The Company’s $250.0 million in aggregate principal amount of 8.25% senior notes due 2023 (the “Notes”) bear interest at 8.25% per annum and will mature on January 15, 2023. Interest is payable semi-annually in arrears on January 15 and July 15. The Notes are guaranteed on a senior unsecured basis by all of the Company’s existing and future domestic subsidiaries that guarantee the Company’s obligations (including by reason of being a borrower under the senior secured asset-based revolving credit facility on a joint and several basis with the Company or a guarantor subsidiary) under the senior secured credit facilities. The Notes are unsecured senior indebtedness and rank equally in right of payment with all of the Company’s existing and future senior indebtedness and senior in right of payment to all of its future subordinated obligations. In addition, the Notes and guarantees are structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries.
The Company may redeem the Notes at any time prior to January 15, 2018, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the applicable make-whole premium. On or after January 15, 2018, the Company may redeem all or a part of the Notes at redemption prices (expressed as percentages of principal amount thereof) equal to 106.188% for the twelve-month period beginning on January 15, 2018, 104.125% for the twelve-month period beginning on January 15, 2019, 102.063% for the twelve-month period beginning on January 15, 2020 and 100.000% for the twelve-month period beginning on January 15, 2021 and at any time thereafter, plus accrued and unpaid interest, if any, to the applicable redemption date of the Notes. In addition, prior to January 15, 2018, the Company may redeem the Notes in an aggregate principal amount equal to up to 40.0% of the original aggregate principal amount of the Notes with funds in an equal aggregate amount not exceeding the aggregate proceeds of one or more equity offerings, at a redemption price of 108.250%, plus accrued and unpaid interest, if any, to the applicable redemption date of the Notes.
Credit Agreement.  The Company’s Credit Agreement provided for a term loan credit facility (the “Term Loan”) in an original aggregate principal amount of $250.0 million. The Term Loan amortizes in nominal quarterly installments equal to one percent of the aggregate initial principal amount thereof per annum.
On May 2, 2017, the Company entered into Amendment No. 2 (the “Amendment”) to its existing Credit Agreement, dated as of June 22, 2012, between NCI Building Systems, Inc., as borrower, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and the other financial institutions party thereto from time to time (as previously amended by Amendment No. 1, dated as of June 24, 2013, the “Existing Term Loan Facility” and, as amended, the “Term Loan Facility”), primarily to extend the maturity date and reduce the interest rate applicable to all of the outstanding term loans under the Term Loan Facility. At October 29, 2017 and October 30, 2016, amounts outstanding under the Credit Agreement were $144.1 million and $154.1 million,
Prior to the Amendment, approximately $144.1 million of term loans (the “Existing Term Loans”) were outstanding under the Existing Term Loan Facility. Pursuant to the Amendment, certain lenders under the Existing Term Loan Facility extended their Existing Term Loans, in an aggregate amount, along with new term loans advanced by certain new lenders of approximately $144.1 million (the “New Term Loans”). The proceeds of the New Term Loans advanced by the new lenders were used to prepay in full all of the Existing Term Loans that were not extended as New Term Loans. Pursuant to the Amendment, the maturity date of the New Term Loans was extended to June 24, 2022.
Pursuant to the Amendment, the New Term Loans bear interest at a floating rate measured by reference to, at the Company’s option, either (i) an adjusted LIBOR not less than 1.00% plus a borrowing margin of 3.00% per annum or (ii) an alternate base rate plus a borrowing margin of 2.00% per annum. At October 29, 2017, the interest rate on the term loan under the Credit Agreement was 4.24%. Overdue amounts will bear interest at a rate that is 2% higher than the rate otherwise applicable.
The New Term Loans are secured by the same collateral and guaranteed by the same guarantors as the Existing Term Loans under the Existing Term Loan Facility. Voluntary prepayments under the New Term Loans are permitted at any time, in minimum principal amounts, without premium or penalty, subject to a 1.00% premium payable in connection with certain repricing transactions within the first six months. The Amendment also includes certain other changes to the Term Loan Facility.
During fiscal 2017 and 2016, the Company made voluntary prepayments of $10.0 million and $40.0 million, respectively, on the outstanding principal amount of the Term Loan. As a result of the voluntary prepayments made during the prior two fiscal periods, which were applied to the one percent per annum amortization, we are not required to make any quarterly installment payments until June 24, 2019.
Subject to certain exceptions, the Term Loan will be subject to mandatory prepayment in an amount equal to:

•	the net cash proceeds of (1) certain asset sales, (2) certain debt offerings, and (3) certain insurance recovery and condemnation events; and

•	50% of annual excess cash flow (as defined in the Credit Agreement), subject to reduction to 0% if specified leverage ratio targets are met.
The Company’s obligations under the Credit Agreement and designated cash management arrangements and hedging agreements, if any, will be irrevocably and unconditionally guaranteed on a joint and several basis by each direct and indirect wholly owned domestic subsidiary of the Company (other than any domestic subsidiary that is a foreign subsidiary holding company or a subsidiary of a foreign subsidiary and certain other excluded subsidiaries).
The obligations under the Credit Agreement and the designated cash management arrangements and hedging agreements, if any, and the guarantees thereof are secured pursuant to a guarantee and collateral agreement, dated as of June 22, 2012 (the “Guarantee and Collateral Agreement”), made by the Company and other Grantors (as defined therein), in favor of the Term Agent, by (i) all of the capital stock of all direct domestic subsidiaries owned by the Company and the guarantors, (ii) up to 65% of the capital stock of certain direct foreign subsidiaries owned by the Company or any guarantor (it being understood that a foreign subsidiary holding company or a domestic subsidiary of a foreign subsidiary will be deemed a foreign subsidiary), and (iii) substantially all other tangible and intangible assets owned by the Company and each guarantor, in each case to the extent permitted by applicable law and subject to certain exceptions.
The Credit Agreement contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of security interest, material judgments, and change of control.
The Credit Agreement also provides that the Company has the right at any time to request incremental commitments under one or more incremental term loan facilities or incremental revolving loan facilities, subject to compliance with a pro forma consolidated secured net debt to EBITDA leverage ratio. The lenders under the Credit Agreement will not be under any obligation to provide any such incremental commitments, and any such addition of or increase in commitments will be subject to pro forma compliance with customary conditions.
In connection with the execution of the Credit Agreement the Company, certain of the Company’s subsidiaries, Wells Fargo Capital Finance, LLC, as administrative agent (the “ABL Agent”) under the Company’s Amended ABL Facility (as defined below), and the Term Agent entered into an amendment (the “Intercreditor Agreement Amendment”) to the Company’s existing Intercreditor Agreement, dated as of October 20, 2009, providing for, among other things, the obligations under the Credit Agreement to become subject to the provisions of the Intercreditor Agreement.
The Credit Agreement contains a number of covenants that, among other things, will limit or restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, make dividends and other restricted payments, create liens securing indebtedness, engage in mergers and other fundamental transactions, enter into restrictive agreements, amend certain documents in respect of other indebtedness, change the nature of their business and engage in certain transactions with affiliates.
Amended ABL Facility. The Company’s Asset-Based Lending Facility, as amended, (“Amended ABL Facility”) provides for revolving loans of up to $150 million (subject to a borrowing base), letters of credit of up to $30 million and up to $10 million for swingline borrowings. All borrowings under the Amended ABL Facility mature on June 24, 2019.
Borrowing availability under the Amended ABL Facility is determined by a monthly borrowing base collateral calculation that is based on specified percentages of the value of qualified cash, eligible inventory and eligible accounts receivable, less certain reserves and subject to certain other adjustments. At October 29, 2017 and October 30, 2016, our excess availability under the Amended ABL Facility was $140.0 million and $140.9 million, respectively. At both October 29, 2017 and October 30, 2016, we had no revolving loans outstanding under the Amended ABL Facility. In addition, at October 29, 2017 and October 30, 2016, we had standby letters of credit related to certain insurance policies totaling approximately $10.0 million and $9.1 million, respectively.
An unused commitment fee is paid monthly on the Amended ABL Facility at an annual rate of 0.50% based on the amount by which the maximum credit exceeds the average daily principal balance of outstanding loans and letter of credit obligations. Additional customary fees in connection with the Amended ABL Facility also apply.
The obligations of the borrowers under the Amended ABL Facility are guaranteed by the Company and each direct and indirect domestic subsidiary of the Company (other than any domestic subsidiary that is a foreign subsidiary holding company or a subsidiary of a foreign subsidiary that is insignificant) that is not a borrower under the Amended ABL Facility. The obligations of the Company under certain specified bank products agreements are guaranteed by each borrower and each other direct and indirect domestic subsidiary of the Company and the other guarantors.
The obligations under the Amended ABL Facility, and the guarantees thereof, are secured by a first priority lien on our accounts receivable, inventory, certain deposit accounts, associated intangibles and certain other specified assets of the Company and a second priority lien on the assets securing the term loan under the Credit Agreement on a first-lien basis, in each case subject to certain exceptions.

The Amended ABL Facility contains a number of covenants that, among other things, limit or restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, engage in sale and leaseback transactions, prepay other indebtedness, modify organizational documents and certain other agreements, create restrictions affecting subsidiaries, make dividends and other restricted payments, create liens, make investments, make acquisitions, engage in mergers, change the nature of our business and engage in certain transactions with affiliates.
Under the Amended ABL Facility, a “Dominion Event” occurs if either an event of default is continuing or excess availability falls below certain levels, during which period, and for certain periods thereafter, the administrative agent may apply all amounts in the Company’s, the borrowers’ and the other guarantors’ concentration accounts to the repayment of the loans outstanding under the Amended ABL Facility, subject to the Intercreditor Agreement and certain specified exceptions. In addition, during such Dominion Event, we are required to make mandatory payments on our Amended ABL Facility upon the occurrence of certain events, including the sale of assets and the issuance of debt, in each case subject to certain limitations and conditions set forth in the Amended ABL Facility.
The Amended ABL Facility includes a minimum fixed charge coverage ratio of one to one, which will apply if we fail to maintain a specified minimum borrowing capacity. The minimum level of borrowing capacity as of October 29, 2017 and October 30, 2016 was $21.0 million and $21.1 million, respectively. Although our Amended ABL Facility did not require any financial covenant compliance, at October 29, 2017 and October 30, 2016, our fixed charge coverage ratio as of those dates, which is calculated on a trailing twelve month basis, was 3.85:1.00 and 2.86:1.00, respectively.
Loans under the Amended ABL Facility bear interest, at our option, as follows:

(1)	Base Rate loans at the Base Rate plus a margin. The margin ranges from 0.75% to 1.25% depending on the quarterly average excess availability under such facility; and

(2)	LIBOR loans at LIBOR plus a margin. The margin ranges from 1.75% to 2.25% depending on the quarterly average excess availability under such facility.
“Base Rate” is defined as the higher of the Wells Fargo Bank, N.A. prime rate and the overnight Federal Funds rate plus 0.5% and “LIBOR” is defined as the applicable London Interbank Offered Rate adjusted for reserves.
During an event of default, loans under the Amended ABL Facility will bear interest at a rate that is 2% higher than the rate otherwise applicable.
Cash Flow
We periodically evaluate our liquidity requirements, capital needs and availability of resources in view of inventory levels, expansion plans, debt service requirements and other operating cash needs. To meet our short- and long-term liquidity requirements, including payment of operating expenses and repaying debt, we rely primarily on cash from operations. Beyond cash generated from operations, most of our Amended ABL Facility is undrawn with $140.0 million available at October 29, 2017 and $65.7 million of cash as of October 29, 2017. However, we have in the past sought to raise additional capital.
We expect that, for the next 12 months, cash generated from operations and our Amended ABL Facility will be sufficient to provide us the ability to fund our operations, provide the increased working capital necessary to support our strategy and fund planned capital expenditures between approximately $45.0 million and $55.0 million for fiscal 2018 and expansion when needed.
We expect to contribute $2.6 million to our defined benefit plans in fiscal 2018.
Our corporate strategy seeks potential acquisitions that would provide additional synergies in our Engineered Building Systems, Metal Components, Insulated Metal Panels and Metal Coil Coating segments. From time to time, we may enter into letters of intent or agreements to acquire assets or companies in these business lines. The consummation of these transactions could require substantial cash payments and/or issuance of additional debt. On November 3, 2015, we acquired manufacturing operations in Hamilton, Ontario, Canada for $2.2 million in cash. This acquisition allows us to service customers more competitively within the Canadian and Northeastern United States IMP markets. We funded the acquisition with cash on hand.
During fiscal 2017, we repurchased an aggregate of $43.6 million of our Common Stock under the stock repurchase program authorized in September 2016. At October 29, 2017, approximately $52.2 million remained available for stock repurchases under the stock repurchase programs authorized in September 2016 and October 2017. We also withheld shares of restricted stock to satisfy minimum tax withholding obligations arising in connection with the vesting of awards of restricted stock related to our 2003 Long-Term Stock Incentive Plan.
The Company may repurchase or otherwise retire the Company’s debt and take other steps to reduce the Company’s debt or otherwise improve the Company’s financial position. These actions could include open market debt repurchases, negotiated repurchases, other retirements of outstanding debt and opportunistic refinancing of debt. The amount of debt that may be repurchased or otherwise retired, if any, will depend on market conditions, trading levels of the Company’s debt, the Company’s cash position, compliance with debt covenants and other considerations. Affiliates of the Company may also purchase the Company’s debt from time to time, through open market purchases or other transactions. In such cases, the Company’s debt may not be retired, in which case the Company would continue to pay interest in accordance with the terms of the debt, and the Company would continue to reflect the debt as outstanding in its consolidated balance sheets. During fiscal 2017, we made voluntary principal repayments totaling $10.0 million on the Term Loan.
NON-GAAP MEASURES
Set forth below are certain non-GAAP measures which include adjusted operating income (loss), adjusted EBITDA, adjusted net income per diluted common share and adjusted net income applicable to common shares. We define adjusted operating income (loss) as operating income (loss) adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. We define adjusted EBITDA as net income before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. Management believes the use of such non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance by presenting the financial results between periods on a more comparable basis. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating these measures, you should be aware that in the future we may incur expenses that are the same as, or similar to, some of the adjustments in these non-GAAP measures. In addition, certain financial covenants related to our Credit Agreement, Amended ABL Facility, and Notes are based on similar non-GAAP measures. The non-GAAP information provided is unique to the Company and may not be consistent with the methodologies used by other companies.
The following tables reconcile adjusted net income per diluted common share to net income per diluted common share and adjusted net income applicable to common shares to net income applicable to common shares for the periods indicated (in thousands):

	Fiscal Three Months Ended		Fiscal Year Ended
	October 29, 2017	October 30, 2016	October 29, 2017	October 30, 2016
Net income per diluted common share, GAAP basis	$0.25	$0.27	$0.77	$0.70
Goodwill impairment	0.09	—	0.08	—
Restructuring and impairment charges	0.02	0.01	0.07	0.06
Strategic development and acquisition related costs	0.00	0.01	0.03	0.04
Gain on insurance recovery	—	—	(0.14)	—
Unreimbursed business interruption costs	0.00	—	0.01	—
Other losses (gains), net	—	0.00	0.00	(0.06)
Tax effect of applicable non-GAAP adjustments(1)	(0.04)	(0.01)	(0.02)	(0.03)
Adjusted net income per diluted common share	$0.32	$0.28	$0.80	$0.71

	Fiscal Three Months Ended		Fiscal Year Ended
	October 29, 2017	October 30, 2016	October 29, 2017	October 30, 2016
Net income applicable to common shares, GAAP basis	$17,412	$18,896	$54,399	$50,638
Goodwill impairment	6,000	—	6,000	—
Restructuring and impairment charges	1,710	815	5,297	4,252
Strategic development and acquisition related costs	193	590	1,971	2,670
Gain on insurance recovery	—	—	(9,749)	—
Unreimbursed business interruption costs	28	—	454	—
Other losses (gains), net	—	62	137	(3,506)
Tax effect of applicable non-GAAP adjustments(1)	(3,093)	(572)	(1,603)	(2,059)
Adjusted net income applicable to common shares	$22,250	$19,791	$56,906	$51,995

(1)	The Company calculated the tax effect of non-GAAP adjustments by applying the applicable statutory tax rate for the period to each applicable non-GAAP item.

The following tables reconcile adjusted operating income (loss) to operating income (loss) for the periods indicated (in thousands):

	Fiscal Three Months Ended October 29, 2017
	Engineered Building Systems	Metal Components	Insulated Metal Panels	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$13,043	$23,119	$14,895	$1,419	$(19,150)	$33,326
Goodwill impairment	—	—	—	6,000	—	6,000
Restructuring and impairment charges	695	69	684	—	262	1,710
Strategic development and acquisition related costs	—	—	90	—	103	193
Unreimbursed business interruption costs	—	—	28	—	—	28
Adjusted operating income (loss)	$13,738	$23,188	$15,697	$7,419	$(18,785)	$41,257

	Fiscal Three Months Ended October 30, 2016
	Engineered Building Systems	Metal Components	Insulated Metal Panels	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$22,830	$21,254	$7,513	$9,310	$(21,515)	$39,392
Restructuring and impairment charges	211	103	403	—	98	815
Strategic development and acquisition related costs	—	—	—	—	590	590
Loss on sale of assets and asset recovery	62	—	—	—	—	62
Adjusted operating income (loss)	$23,103	$21,357	$7,916	$9,310	$(20,827)	$40,859

	Fiscal Year Ended October 29, 2017
	Engineered Building Systems	Metal Components	Insulated Metal Panels	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$41,388	$78,768	$47,932	$21,459	$(79,767)	$109,780
Goodwill impairment	—	—	—	6,000	—	6,000
Restructuring and impairment charges	3,732	563	691	—	311	5,297
Strategic development and acquisition related costs	—	—	90	—	1,881	1,971
Loss on sale of assets and asset recovery	137	—	—	—	—	137
Gain on insurance recovery	—	(568)	(9,181)	—	—	(9,749)
Unreimbursed business interruption costs	—	—	454	—	—	454
Adjusted operating income (loss)	$45,257	$78,763	$39,986	$27,459	$(77,575)	$113,890

	Fiscal Year Ended October 30, 2016
	Engineered Building Systems	Metal Components	Insulated Metal Panels	Metal Coil Coating	Corporate	Consolidated
Operating income (loss), GAAP basis	$62,046	$70,742	$24,620	$32,422	$(81,051)	$108,779
Restructuring and impairment charges	966	905	756	39	1,586	4,252
Strategic development and acquisition related costs	—	—	403	—	2,267	2,670
Gain on sale of assets and asset recovery	(1,642)	—	—	—	—	(1,642)
Adjusted operating income (loss)	$61,370	$71,647	$25,779	$32,461	$(77,198)	$114,059

The following tables reconcile adjusted EBITDA to net income for the periods indicated (in thousands):

	1st Quarter January 29, 2017	2nd Quarter April 30, 2017	3rd Quarter July 30, 2017	4th Quarter October 29, 2017	Fiscal Year Ended October 29, 2017
Net income	$2,039	$16,974	$18,221	$17,490	$54,724
Depreciation and amortization	10,315	10,062	10,278	10,663	41,318
Consolidated interest expense, net	6,881	7,341	7,353	7,086	28,661
Provision for income taxes	1,275	8,606	9,845	8,688	28,414
Restructuring and impairment charges	2,264	315	1,009	1,709	5,297
Strategic development and acquisition related costs	357	124	1,297	193	1,971
Share-based compensation	3,042	2,820	2,284	2,084	10,230
Goodwill impairment	—	—	—	6,000	6,000
Loss on sale of assets and asset recovery	—	137	—	—	137
Gain on insurance recovery	—	(9,601)	(148)	—	(9,749)
Unreimbursed business interruption costs	—	191	235	28	454
Adjusted EBITDA	$26,173	$36,969	$50,374	$53,941	$167,457

	1st Quarter January 31, 2016	2nd Quarter May 1, 2016	3rd Quarter July 31, 2016	4th Quarter October 30, 2016	Fiscal Year Ended October 30, 2016
Net income	$5,892	$2,420	$23,715	$19,001	$51,028
Depreciation and amortization	10,747	10,765	10,595	9,817	41,924
Consolidated interest expense, net	7,847	7,792	7,685	7,548	30,872
Provision for income taxes	2,453	1,209	11,627	12,649	27,938
Restructuring and impairment charges	1,510	1,149	778	815	4,252
Gain from bargain purchase	(1,864)	—	—	—	(1,864)
Strategic development and acquisition related costs	681	579	819	590	2,669
Share-based compensation	2,582	2,468	2,661	3,181	10,892
(Gain) loss on sale of assets and asset recovery	(725)	(927)	(52)	62	(1,642)
Adjusted EBITDA	$29,123	$25,455	$57,828	$53,663	$166,069
OFF-BALANCE SHEET ARRANGEMENTS
As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of October 29, 2017, we were not involved in any unconsolidated SPE transactions.

CONTRACTUAL OBLIGATIONS
The following table shows our contractual obligations as of October 29, 2017 (in thousands):

	Payments due by period
Contractual Obligation	Total	Less than 1 year	1 – 3 years	4 – 5 years	More than 5 years
Total debt(1)	$394,147	$—	$—	$394,147	$—
Interest payments on debt(2)	119,550	26,734	80,202	12,614	—
Operating leases	43,920	12,690	17,659	6,049	7,522
Projected pension obligations(3)	19,003	2,076	5,327	4,453	7,147
Total contractual obligations	$576,620	$41,500	$103,188	$417,263	$14,669

(1)	Reflects amounts outstanding under the Credit Agreement, the Amended ABL Facility and the Notes.

(2)	Interest payments were calculated based on rates in effect at October 29, 2017 for variable rate obligations.

(3)
Amounts represent our estimate of the minimum funding requirements as determined by government regulations. Amounts are subject to change based on numerous assumptions, including the performance of the assets in the plans and bond rates. Includes obligations with respect to the Company’s Defined Benefit Plans and the other post employment benefit (“OPEB”) Plans.

CONTINGENT LIABILITIES AND COMMITMENTS
Our insurance carriers require us to secure standby letters of credit as a collateral requirement for our projected exposure to future period claims growth and loss development which includes IBNR claims. For all insurance carriers, the total standby letters of credit are approximately $10.0 million and $9.1 million at October 29, 2017 and October 30, 2016, respectively.
CRITICAL ACCOUNTING POLICIES
Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those estimates that may have a significant effect on our financial condition and results of operations. Our significant accounting policies are disclosed in Note 2 to our consolidated financial statements. The following discussion of critical accounting policies addresses those policies that are both important to the portrayal of our financial condition and results of operations and require significant judgment and estimates. We base our estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Revenue recognition.  We recognize revenues when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. Generally, these criteria are met at the time product is shipped or services are complete. In instances where an order is partially shipped, we recognize revenue based on the relative sales value of the materials shipped. Provisions are made upon the sale for estimated product returns. Costs associated with shipping and handling our products are included in cost of sales.
Insurance accruals.  We have a self-funded Administrative Services Only (“ASO”) arrangement for our employee group health insurance. We purchase individual stop-loss protection to cap our medical claims liability at $355,000 per claim. Each reporting period, we record the costs of our health insurance plan, including paid claims, an estimate of the change in in IBNR claims, taxes and administrative fees, when applicable, (collectively the “Plan Costs”) as general and administrative expenses and cost of sales in our consolidated statements of operations. The estimated IBNR claims are based upon (i) a recent average level of paid claims under the plan, (ii) an estimated claims lag factor and (iii) an estimated claims growth factor to provide for those claims that have been incurred but not yet paid. We have deductible programs for our Workers Compensation/Employer Liability and Auto Liability insurance policies, and a self-insured retention (“SIR”) arrangement for our General Liability insurance policy. The Workers Compensation deductible is $250,000 per occurrence. The Property and Auto Liability deductibles are $500,000 and $250,000, respectively, per occurrence. The General Liability has a self-insured retention of $1,000,000 per occurrence. For workers’ compensation costs, we monitor the number of accidents and the severity of such accidents to develop appropriate estimates for expected costs to provide both medical care and indemnity benefits, when applicable, for the period of time that an employee is incapacitated and unable to work. These accruals are developed using third-party insurance adjuster reserve estimates of the expected cost for medical treatment, and length of time an employee will be unable to work based on industry statistics for the cost of similar disabilities and statutory impairment ratings. For general liability and automobile claims, accruals are developed based on third-party insurance adjuster reserve estimates of the expected cost to resolve each claim, including damages and defense costs, based on legal and industry trends, and the nature and severity of the claim. Accruals also include estimates for IBNR claims, and taxes and administrative fees, when applicable. This statistical information is trended by a third-party actuary to provide estimates of future expected costs based on loss development factors derived from our period-to-period growth of our claims costs to full maturity (ultimate), versus original estimates.
We believe that the assumptions and information used to develop these accruals provide the best basis for these estimates each quarter because, as a general matter, the accruals historically have proved to be reasonable and accurate. However, significant changes in expected medical and health care costs, negative changes in the severity of previously reported claims or changes in laws that govern the administration of these plans could have an impact on the determination of the amount of these accruals in future periods. Our methodology for determining the amount of health insurance accrual considers claims growth and claims lag, which is the length of time between the incurred date and processing date. For the health insurance accrual, a change of 10% above expected outstanding claims would result in a financial impact of $0.5 million.
Share-Based Compensation.  Under FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation, the fair value and compensation expense of each option award is estimated as of the date of grant using a Black-Scholes-Merton option pricing formula. The fair value and compensation expense of the performance share units (“PSUs”) grant is estimated based on the Company’s stock price as of the date of grant using a Monte Carlo simulation. Expected volatility is based on historical volatility of our stock over a preceding period commensurate with the expected term of the option. The expected volatility considers factors such as the volatility of our share price, implied volatility of our share price, length of time our shares have been publicly traded, appropriate and regular intervals for price observations and our corporate and capital structure. For the fiscal years ended October 29, 2017 and October 30, 2016, the forfeiture rate in our calculation of share-based compensation expense is based on historical experience and is estimated at 5.0% for our non-officers and 0% for our officers. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield was not considered in the option pricing formula since we historically have not paid dividends on our common shares and have no current plans to do so in the future. We granted an immaterial amount of options during the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015.
Long-term incentive awards granted to our senior executives generally have a three-year performance period. Long-term incentive awards include restricted stock units and PSUs representing 40% and 60% of the total value, respectively. The restricted stock units vest upon continued employment. Vesting of the PSUs is contingent upon continued employment and the achievement of targets with respect to the following metrics, as defined by management: (1) cumulative free cash flow (weighted 40%); (2) cumulative earnings per share (weighted 40%); and (3) total shareholder return (weighted 20%), in each case during the performance period. At the end of the performance period, the number of actual shares to be awarded varies between 0% and 200% of target amounts. The PSUs vest pro rata if an executive’s employment terminates prior to the end of the performance period due to death, disability, or termination by the Company without cause or by the executive for good reason. If an executive’s employment terminates for any other reason prior to the end of the performance period, all outstanding unvested PSUs, whether earned or unearned, will be forfeited and cancelled. If a change in control occurs prior to the end of the performance period, the PSU payout will be calculated and paid assuming that the maximum benefit had been achieved. If an executive’s employment terminates due to death or disability while any of the restricted stock is unvested, then all of the unvested restricted stock will become vested. If an executive’s employment is terminated by the Company without cause or after reaching normal retirement age, the unvested restricted stock will be forfeited. If a change in control occurs prior to the end of the performance period, the restricted stock will fully vest. The PSUs granted in December 2014 to our senior executives vest one-half on December 15, 2016 and one-half on December 15, 2017. The PSUs granted in December 2016 and 2015 to our senior executives cliff vest at the end of the three-year performance period. The fair value of the awards is based on the Company’s stock price as of the date of grant. During the fiscal years 2017, 2016 and 2015, we granted PSUs with fair values of approximately $4.6 million, $4.7 million and $3.6 million, respectively, to the Company’s senior executives.
Performance Share Awards granted to our key employees are paid 50% in cash and 50% in stock. Vesting of Performance Share Awards is contingent upon continued employment and the achievement of free cash flow and earnings per share targets, as defined by management, over a three-year period. At the end of the performance period, the number of actual shares to be awarded varies between 0% and 150% of target amounts. However, a minimum of 50% of the awards will vest upon continued employment over the three-year period if the minimum targets are not met. The Performance Share Awards vest earlier upon death, disability or a change of control. A portion of the awards also vests upon termination without cause or after reaching normal retirement age prior to the vesting date, as defined by the agreements governing such awards. The fair value of Performance Share Awards is based on the Company’s stock price as of the date of grant. During the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015, we granted Performance Share Awards with an equity fair value of $2.0 million, $2.4 million and $1.5 million, respectively.
We granted 0.3 million, 0.3 million and 0.4 million restricted shares during the fiscal years ended October 29, 2017, October 30, 2016 and November 1, 2015, respectively. The restricted stock units granted in December 2014 to our senior executives vest two-thirds on December 15, 2016 and one-third on December 15, 2017. For the restricted stock units granted in December 2015 and 2016 to our senior executives, one-third vests annually.

The compensation cost related to share-based awards is recognized over the requisite service period. The requisite service period is generally the period during which an employee is required to provide service in exchange for the award. For awards with performance conditions, the amount of share-based compensation expense recognized is based upon the probable outcome of the performance conditions, as defined and determined by management. Our option awards and restricted stock awards are subject to graded vesting over a service period, which is typically three or four years. We generally recognize compensation cost for these awards on a straight-line basis over the requisite service period for the entire award. In addition, certain of our awards provide for accelerated vesting upon qualified retirement. We recognize compensation cost for such awards over the period from grant date to the date the employee first becomes eligible for retirement.
Income taxes.  The determination of our provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. Our provision for income taxes reflects a combination of income earned and taxed in the various U.S. federal and state, Canadian federal and provincial, Mexican federal, and other jurisdictions. Jurisdictional tax law changes, increases or decreases in permanent differences between book and tax items, accruals or adjustments of accruals for tax contingencies or valuation allowances, and the change in the mix of earnings from these taxing jurisdictions all affect the overall effective tax rate.
As of October 29, 2017, the $3.6 million net operating loss and tax credit carryforward included $0.5 million for U.S. state loss carryforwards and $3.1 million for foreign loss carryforward. The state net operating loss carryforwards will expire in 2018 to 2028 years, if unused.
Accounting for acquisitions, intangible assets and goodwill.  Accounting for the acquisition of a business requires the allocation of the purchase price to the various assets and liabilities of the acquired business. For most assets and liabilities, purchase price allocation is accomplished by recording the asset or liability at its estimated fair value. The most difficult estimations of individual fair values are those involving property, plant and equipment and identifiable intangible assets. We use all available information to make these fair value determinations and, for major business acquisitions, typically engage an outside appraisal firm to assist in the fair value determination of the acquired long-lived assets.
The Company has approximately $148.3 million of goodwill as of October 29, 2017, of which approximately $14.3 million pertains to our Engineered Building Systems segment, $7.1 million pertains to our Metal Components segment, $121.5 million pertains to our Insulated Metal Panels segment, and $5.4 million pertains to our Metal Coil Coating segment. The Company also has $13.5 million of other intangible assets with indefinite lives as of October 29, 2017 pertaining to our Engineered Building Systems segment. We perform an annual impairment assessment of goodwill and indefinite-lived intangibles. Additionally, we assess goodwill and indefinite-lived intangibles for impairment whenever events or changes in circumstances indicate that the fair values may be below the carrying values of such assets. Unforeseen events, changes in circumstances and market conditions and material differences in the value of intangible assets due to changes in estimates of future cash flows could negatively affect the fair value of our assets and result in a non-cash impairment charge. Some factors considered important that could trigger an impairment review include the following: significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of our use of the acquired assets or the strategy for our overall business and significant sustained negative industry or economic trends.
The fair value of our reporting units is based on a blend of estimated discounted cash flows, publicly traded company multiples and transaction multiples. The results from each of these models are then weighted and combined into a single estimate of fair value for our reporting units. Estimated discounted cash flows are based on projected sales and related cost of sales. Publicly traded company multiples and acquisition multiples are derived from information on traded shares and analysis of recent acquisitions in the marketplace, respectively, for companies with operations similar to ours. The primary assumptions used in these various models include earnings multiples of acquisitions in a comparable industry, future cash flow estimates of each of the reporting units, weighted average cost of capital, working capital and capital expenditure requirements. During fiscal 2017, management early adopted the new accounting principle that simplified the test for goodwill impairment by eliminating the second step of the goodwill test. Management does not believe the estimates used in the analysis are reasonably likely to change materially in the future, but we will continue to assess the estimates in the future based on the expectations of the reporting units. Changes in assumptions used in the fair value calculation could result in an estimated reporting unit fair value that is below the carrying value, which may result in an impairment of goodwill.
We completed our annual goodwill impairment test as of July 31, 2017 for each of our reporting units. We have the option of performing an assessment of certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying value or proceeding directly to a quantitative impairment test. We elected to apply the qualitative assessment for the goodwill in certain of our reporting units within the Metal Components segment and the Engineered Building Systems segment as of July 31, 2017. Under the qualitative assessment, various events and circumstances (or factors) that would affect the estimated fair value of a reporting unit are identified (similar to impairment indicators above). These factors are then classified by the type of impact they would have on the estimated fair value using positive, neutral, and negative categories based on current business conditions. Additionally, an assessment of the level of impact that a particular factor would have on the estimated fair value is determined using relative weightings. Additionally, the Company considers the results of the most recent quantitative impairment test completed for a reporting unit and compares the weighted average cost of capital (WACC), publicly traded company multiples and observable and recent transaction multiples between the current and prior years for a reporting unit. Based on our assessment of these tests, we do not believe it is more likely than not that the fair value of these reporting units or the indefinite-lived intangible assets are less than their respective carrying amounts.
We performed a quantitative test for three other reporting units within the Insulated Metal Panels and Metal Coil Coating segments as of July 31, 2017. We estimated the fair value of each reporting unit using projected discounted cash flows and publicly traded company multiples. To develop the projected cash flows associated with the reporting unit, we considered key factors that include assumptions regarding sales volume and prices, operating margins, capital expenditures, working capital needs and discount rates. We discounted the projected cash flows using a long-term, risk-adjusted weighted average cost of capital, which was based on our estimate of the investment returns that market participants would require for the reporting unit. We considered publicly traded company multiples for companies with operations similar to the reporting unit. Based on our completion of this test, we determined that the fair value of two of the reporting units exceeded their carrying amount and goodwill was not considered to be impaired. Each reporting unit generally had a fair value in excess of 30% of their respective carrying value. Any change in key assumptions, such as the discount rate (+/- 1.0%) or long-term growth rate (+/- 0.5%) would not result in a different conclusion for either of the two reporting units. The July 31, 2017 goodwill impairment test for the third reporting unit indicated impairment as the carrying value of CENTRIA’s coil coating operations, included in our Metal Coil Coating segment, exceeded its fair value due to current year declines in volume and margins. As a result, we recorded a non-cash charge of $6.0 million in goodwill impairment on our consolidated statements of operations for the year ended October 29, 2017. The remaining balance of goodwill for the CENTRIA coil coating reporting unit of $5.4 million is supported by future cash flows and expected synergies with our NCI coil coating operations. Further declines in volume and margins of CENTRIA’s coil coating operations could result in additional goodwill impairments in future periods.
Management performed the annual impairment test of indefinite-lived intangibles as of July 31, 2017 using a quantitative test during the fiscal fourth quarter. We estimated the fair value of each trade name using the relief-from-royalty method, which applies a royalty rate to projected revenue streams attributable to the trade names. To develop the respective revenue projections we considered key factors that include assumptions regarding sales volume and prices. Based on our completion of this test, we determined that the fair value of the Star and Ceco trade names exceeded the carrying amount and the intangible assets were not considered to be impaired.
Allowance for doubtful accounts.  Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible accounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While we believe these processes effectively address our exposure for doubtful accounts and credit losses have historically been within expectations, changes in the economy, industry, or specific customer conditions may require adjustments to the allowance for doubtful accounts. In fiscal 2017, 2016 and 2015, we established new reserves for doubtful accounts of $1.9 million, $1.3 million and $0.1 million, respectively. In fiscal years 2017, 2016 and 2015, we wrote off uncollectible accounts, net of recoveries, of $1.0 million, $1.6 million and $0.1 million, respectively, all of which had been previously reserved.
Inventory valuation.  In determining the valuation of inventory, we record an allowance for obsolete inventory using the specific identification method for steel coils and other raw materials. Management also reviews the carrying value of inventory for lower of cost or market. Our primary raw material is steel coils which have historically shown significant price volatility. We generally manufacture to customers’ orders, and thus maintain raw materials with a variety of ultimate end uses. We record a lower of cost or market charge to cost of sales when the net realizable value (selling price less estimated cost of disposal), based on our intended end usage, is below our estimated product cost at completion. Estimated net realizable value is based upon assumptions of targeted inventory turn rates, future demand, anticipated finished goods sales prices, management strategy and market conditions for steel. If projected end usage or projected sales prices change significantly from management’s current estimates or actual market conditions are less favorable than those projected by management, inventory write-downs may be required.
Property, plant and equipment valuation.  We assess the recoverability of the carrying amount of property, plant and equipment for assets held and used at the lowest level asset grouping for which cash flows can be separately identified, which may be at an individual asset level, plant level or divisional level depending on the intended use of the related asset, if certain events or changes in circumstances indicate that the carrying value of such asset groups may not be recoverable and the undiscounted cash flows estimated to be generated by those asset groups are less than the carrying amount of those asset groups. Events and circumstances which indicate an impairment include (a) a significant decrease in the market value of the asset groups; (b) a significant change in the extent or manner in which an asset group is being used or in its physical condition; (c) a significant change in our business conditions; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset group; (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection that demonstrates continuing losses associated with the use of an asset group; or (f) a current expectation that, more likely than not, an asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. We assess our asset groups for any indicators of impairment on at least a quarterly basis.
If we determine that the carrying value of an asset group is not recoverable based on expected undiscounted future cash flows, excluding interest charges, we record an impairment loss equal to the excess of the carrying amount of the asset group over its fair value. The fair value of asset groups is determined based on prices of similar assets adjusted for their remaining useful life.
Contingencies.  We establish reserves for estimated loss contingencies when we believe a loss is probable and the amount of the loss can be reasonably estimated. Our contingent liability reserves are related primarily to litigation and environmental matters. Legal costs for uninsured claims are accrued as part of the ultimate settlement. Revisions to contingent liability reserves are reflected in income in the period in which there are changes in facts and circumstances that affect our previous assumptions with respect to the likelihood or amount of loss. Reserves for contingent liabilities are based upon our assumptions and estimates regarding the probable outcome of the matter. We estimate the probable cost by evaluating historical precedent as well as the specific facts relating to each particular contingency (including the opinion of outside advisors, professionals and experts). Should the outcome differ from our assumptions and estimates or other events result in a material adjustment to the accrued estimated reserves, revisions to the estimated reserves for contingent liabilities would be required and would be recognized in the period the new information becomes known.
RECENT ACCOUNTING PRONOUNCEMENTS
See Note 3 — Accounting Pronouncements in the notes to the consolidated financial statements for information on recent accounting pronouncements.